Exhibit 99.1

Neos Therapeutics Licenses Pipeline Candidate for Treatment of Sialorrhea (Excessive Drooling)

Approximately 1.4 Million Patients in the U.S. with Neurological Diseases Battle Sialorrhea with Burdensome and Complex Treatment Options

Development Strategy Leverages Neos’ Modified-Release Microparticle, Drug Delivery Technology and R&D Expertise

Dallas and Fort Worth, TX, October 23, 2018 — Neos Therapeutics, Inc. (NASDAQ: NEOS), a fully-integrated pharmaceutical company focused on developing, manufacturing, and commercializing innovative modified-release products using its proprietary microparticle, drug delivery technology, today announced that it has licensed NRX 101, a candidate for the treatment of sialorrhea (excessive salivation or drooling) from NeuRx Pharmaceuticals LLC.  This candidate will now be known as NT0501 and is a new chemical entity and a selective muscarinic receptor antagonist that will utilize Neos’ microparticle technology, which is used in the Company’s four on-market products.  NT0501 will be developed to address the significant unmet medical needs for the treatment of chronic sialorrhea in adult and pediatric patients with neurological conditions including cerebral palsy, Parkinson’s disease, mental retardation, and amyotrophic lateral sclerosis (ALS).

“We believe this product candidate could address the significant unmet clinical needs of patients with sialorrhea by offering a treatment that may provide an improved tolerability profile and more acceptable dosing regimen,” said Jerry McLaughlin, Chief Executive Officer of Neos.  “NT0501 is well suited for our modified-release microparticle, drug delivery technology and it is a strategic addition to our pipeline as we begin to explore opportunities beyond our current core focus in ADHD. This addition to our portfolio is an initial step in building a broader central nervous system-focused pipeline, including the opportunity to address symptoms associated with neurological disorders that exacerbate overall disease burden.  This licensing agreement also highlights the role Neos can play as the partner of choice for companies seeking formulation, clinical development, and commercial partnerships.”

“We believe NT0501 may significantly improve sialorrhea in patients with complex neurological diseases such as cerebral palsy, Parkinson’s disease, and ALS,” said Carolyn Sikes, PhD, Vice President of Clinical Affairs for Neos.  “Our goal is for NT0501 to allow these patients to avoid the physical complications of excessive drooling and overcome the isolation and stigma associated with this disorder, so they can lead more comfortable lives.  Physicians and caregivers for these patients are seeking new treatment options that offer an improved safety and tolerability profile and reduced dosing frequency over currently available therapies.”

NT0501 is N-desethyloxybutynin, an active metabolite of oxybutynin, an approved drug to treat a urological condition.  Neos plans to develop NT0501 as an oral treatment to reduce chronic sialorrhea in patients with neurological and other conditions associated with drooling and excessive salivation.  The development program for NT0501 is expected to benefit substantially from the ability to leverage existing preclinical data for the parent molecule.  NT0501 is preferentially selective for blocking muscarinic receptor subtypes predominant in salivary glands, resulting in reduced saliva production.  Based on its pharmacological profile, Neos expects a potentially improved tolerability profile for NT0501.  Moreover, the Neos technology is expected to provide an easy-to-swallow formulation that is dosed once or twice daily, with no complex titration required.

About Sialorrhea

In the US, more than 1.4 million patients with neurological disease — including those with cerebral palsy, Parkinson’s disease, mental retardation, ALS, and other central nervous system disorders — experience sialorrhea due to neuromuscular/sensory dysfunction.(1) Anatomic abnormalities and side effects from certain medications including anticonvulsants and antipsychotics can also cause excessive drooling.  Sialorrhea can lead to significant physical and psychosocial complications, including perioral chapping, dehydration, infection, foul odor, stigmatization, and increased dependency and level of care, all of which can create an additional burden for these medically complicated patients. Current anticholinergic agents are associated with treatment-limiting adverse events and require titration and dosing up to three times per day, presenting complexity and inconvenience to patients and caregivers.

About Neos Therapeutics

Neos Therapeutics, Inc. (NASDAQ: NEOS) is a fully-integrated pharmaceutical company focused on developing, manufacturing, and commercializing innovative medicines utilizing its proprietary modified-release microparticle, drug delivery technology. Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT™ (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER™ (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING), all for the treatment of ADHD, are the first three branded, approved products using the Company’s modified-release microparticle, drug delivery technology. In addition, Neos manufactures and markets its generic version of the branded product Tussionex®(2), an extended-release oral suspension of hydrocodone and chlorpheniramine for the relief of cough and upper respiratory symptoms of a cold (see Full Prescribing Information, including Boxed WARNING).  Additional information about Neos is available at www.neostx.com.

About NeuRx Pharmaceuticals LLC

NeuRx Pharmaceuticals LLC, based in San Antonio, Texas, is a pharmaceutical company focused on building a pipeline of drug candidates in the CNS area and partnering the candidates with established pharmaceutical companies for development and commercialization.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the therapeutic potential, regulatory approval and commercialization of NT0501, our marketing plans, the therapeutic potential of our products, the strategic expansion of our product pipeline and commercial product portfolio and the research and development plan for our potential product candidates. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to maintain the license from NeuRx Pharmaceuticals LLC, our ability to obtain regulatory approval of NT0501, the inherent uncertainty of drug research and development, and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

References

(1)         Mozaffarian. AHA Circulation. 2016; Taylor. MMWR Surveill Summ. 2017; Laskowitz. CRC Press; 2016; Alhashemi. Neurosciences (Riyadh). 2010; Cohen. Int J Stroke. 2016; Maenner. Ann Epidemiol 2016; Marras. NPJ Parkinsons Dis. 2018; Kalf. J Neurol. 2009; Reid. Dev Med Child Neurol. 2012; McGrath Epidemiol Rev. 2008; 2015 Clozapine for Treating Schizophrenia — A comparison of the States; Maher. Ther Adv Psychopharmacol. 2016.

(2)         Tussionex® is a registered trademark of the UCB Group of Companies.

Contacts

Media

Jennifer Guinan

Sage Strategic Marketing

610.410.8111

jennifer@sagestrat.com

Investors

Richard Eisenstadt
Chief Financial Officer
Neos Therapeutics
972.408.1389
reisenstadt@neostx.com

Sarah McCabe
Stern Investor Relations, Inc.
212.362.1200
sarah@sternir.com